EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	March 31, 2005	March 31, 2004*
Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,628,672,602	1,691,686,431

Add - Incremental shares under stock compensation plans	27,872,651	30,004,489

Add - Incremental shares associated with convertible notes	3,900,834	4,373,407

Add- Incremental shares associated with contingently issuable shares	115,716	1,327,970

Number of shares on which diluted earnings per share is calculated	1,660,561,803	1,727,392,297

Income from continuing operations (millions)	$1,407	$1,364

Loss from discontinued operations (millions)	5	1

Net income from total operations on which basic earnings per share is calculated (millions)	$1,402	$1,363

Income from continuing operations (millions)	$1,407	$1,364

Less - net income applicable to contingently issuable shares (millions)	1	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	1,406	1,364

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	5	1

Net income from total operations on which diluted earnings per share is calculated (millions)	$1,401	$1,363

* Restated to include the impact of share-based compensation expense; see Note 3 on page 6 for additional information.

	For The Three Months Ended
	March 31, 2005		March 31, 2004**
Earnings per share of common stock:

Assuming dilution
Continuing operations	$0.85		$0.79
Discontinued operations	0.00		0.00
Total	$0.84	*	$0.79

Basic
Continuing operations	$0.86		$0.81
Discontinued operations	0.00		0.00
Total	$0.86		$0.81

* Does not total due to rounding.

** Restated to include the impact of share-based compensation expense; see Note 3 on page 6 for additional information.

Stock options to purchase 144,734,490 shares and 125,758,722 shares were outstanding as of March 31, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.